UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ALLIED GAMING & ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11.

Notice of Adjournment of Annual Meeting of Stockholders

PLEASE VOTE TODAY

Deadline to Vote: 11:59 PM Eastern on June 29, 2023

Dear Stockholders,

The Annual Meeting of Stockholders of Allied Gaming & Entertainment, Inc. (the “Company”), which was originally scheduled on June 13, 2023, has been adjourned for the purpose of allowing additional votes to be cast in order to establish a quorum for the Annual Meeting. The adjourned meeting will be held on June 30 at 10:00 a.m. Eastern time virtually and exclusively online via live audio-only webcast at https://www.cstproxy.com/alliedgaming/2023.

Our records indicate that we may not have yet received your vote. Stockholders that have voted strongly supported the proposals, but we need your vote to achieve the requisite quorum. Please vote today to help us avoid the significant cost associated with continued proxy solicitation efforts.

REMEMBER: Your vote is important, no matter how large or small your holdings may be. Please take a moment to vote your shares.

No action is required by any stockholder who has previously delivered a proxy and voted and who does not wish to revoke or change the vote. We encourage all eligible stockholders who have not yet voted their shares - or provided voting instructions to their broker or other record holder - to do so prior to the Annual Meeting, as your participation is important. The Company’s Board of Directors recommends a vote ‘FOR’ the presented proposals.

Important Information

This material may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders in connection with the Company’s Annual Meeting. The Company has filed with the SEC and mailed to its stockholders a Proxy Statement in connection with the Annual Meeting and advises its stockholders to read the proxy statement and any and all supplements and amendments thereto because they contain important information. Stockholders may obtain a free copy of the Proxy Statement and other documents filed by the Company with the SEC at www.sec.gov. The Proxy Statement and proxy card are also available on the Company’s corporate website at ir.alliedgaming.gg.

Important Additional Information

You are urged to read the Proxy Statement filed with the SEC on May 19, 2023 related to the Company’s Annual Meeting of Stockholders. Free copies of the proxy statement and other documents filed by the Company with the SEC are available through the SEC’s web site at www.sec.gov. In addition, the proxy statement and related materials may also be obtained free of charge from the Company by directing such requests to: Corporate Secretary, Allied Gaming & Entertainment, Inc., 745 Fifth Avenue, Suite 500, New York, NY 10151, telephone: (646) 768-4240. The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies.